Offering Circular
February 25, 2021

437 Capital Fund Corp,

Up to 40,000,000 Shares of Common Stock
We are offering 40,000,000 Shares of Common Stock on a Best Efforts basis. Since there is no minimum amount of securities that must be purchased, all investor funds will be available to the company upon commencement of this Offering and no investor funds will be returned if an insufficient number of shares are sold to cover the expenses of this Offering and provide net proceeds to the company.




















These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See Risk Factors
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act (the ?JOBS Act?) and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filing after this offering.

Number
Of
Shares
Price
To
Public
Underwritin
g
discount
and
commission
Proceeds
To
issuer
Proceed
s
To
Others
Per
Share
1.00
..50
..20
..30
0.00

Maximum
Offerin
g
40,000,00
0
$20,000,00
0
$8,000,000
$12,000,00
0
0.00

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.
The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been subscribed, (2) the date which is one year from this Offering Statement being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion.


This Offering Circular follows the disclosure format prescribed by Part I of Form S-1 pursuant to the general instructions of
Part II(a)(1)(ii) of Form 1-A


437 CAPITAL FUND CORP
2244 MAIN ST SUITE 13, CHULA VISTA CA 91910

Offering Date February 25, 2021


THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANYS MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS ESTIMATE, PROJECT, BELIEVE, ANTICIPATE, INTEND,
EXPECT AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT
MANAGEMENTS CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE
COMPANYS ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.















TABLE OF CONTENTS
Table of Contents
1.SUMMARY OF OFFERING MEMORANDUM	4
2.RISK FACTORS	5
3.DILUTION	8
4.USE OF PROCEEDS	9
5.DESCRIPTION OF BUSINESS	10
6.DESCRIPTION OF PROPERTY	10
7.MANAGEMENT DISCUSSION AND ANALYSIS	10
8.DIRECTORS, EXUCTIVE OFFICERS, AND SIGNIFICANT MEMBERS	11
9.COMPENSATION OF EXUCTIVE OFFICERS	11
10.SECURITES BEGIN OFFERED	12
11.  INTERM FINANCIAL STATEMENTS	13
12. SIGNATURES	14


















1.SUMMARY OF OFFERING MEMORANDUM
The following summary highlights selected information contained in this Offering Memorandum. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this Offering
Memorandum.

The Company:
437 Capital Fund Corp. is holding company that targets five key industries, Agriculture, Banking, Manufacturing, Real Estate, and transportation. Headquarter in San Diego, California, 437 Capital Fund Corp. was created to offer new innovative solutions, methods, and techniques to stagnant industries, and garnish a significant industry market share.
Our Proprietary methods, and supply chains, provides the ability for rapid expansion into the five targeted industries, as well as the ability to vertical integrate, we can offer the best solutions to our clients enabling us to set a dominant footprint in the target sectors.
The products and services that the companies in the holding company, will target wholesale giants in the agriculture space, emerging markets in the Banking sector, product manufacturing companies in the manufacturing space, Business and Residential developments and formation of REITs in the Real Estate space, and other transportation companies looking for tech in the transportation space.
The Offering
Securities Offered

40,000,000 Shares of Common
Stock

Price Per Share

$0.50

Offering Amount

$20,000,000

Shares of Common Stock
Outstanding Before Offering

360,000,000

Shares of Common Stock
Outstanding After Offering

400,000,000

Proposed U.S Quoting

We intent to get quoted in the
OTCBB, having a Market Maker
File Form 211 with FINRA, In
order to have a market place
for our securities, were we
are required to file Annual,
and Quarterly Reports

Use of Proceeds

The use of proceeds from the
offering, will be used to fund
expansion and growth across
the sectors that we have
targeted.

Management Control

Our Founder Daniel Testa, owns
80 percent of our company
stock and his majority stake
might continue even after this
offering.

Risk Factors

Investing in our shares
involves high degree of risk,
as an investor you should be
able to bear a complete lost
of investment.










2.RISK FACTORS
Prospective investors should carefully consider the following risk factors. As a result of these considerations, as well as others inherent in any investment in a ?start-up? company, an investment in the Company is not appropriate for all investors. There can be no assurance that the Company?s objectives will be achieved and no assurance of profits or even return of any invested capital. Each prospective investor acknowledges that there are certain risks that he/she/it has evaluated and accepted in connection with an investment in the Company. These risks include, but are not limited to those listed below.

GENERAL RISK FACTORS

LOSS OF INVESTMENT. This investment involves a high degree of risk, and there can be no assurance that all or part of your investment will not be lost. There can be no assurance that the Company will be successful.

LACK OF LIQUIDITY.   Investors should be fully aware of the long-
term nature of their investment in Securities. The Securities are being offered under an exemption from registration under the Securities Act and applicable state securities laws.
Accordingly, there is no market for the Securities and it is highly unlikely that a market will develop in the near future. Purchasers of Securities will bear the economic risk of their investment for an indefinite period of time. The Company will require investors to represent that they are purchasing Securities for investment and agree to significant restrictions on transfer of the Securities. If certificated, certificates representing Securities will bear legends describing such restrictions. Consequently, an investor may be unable to liquidate his/her/its investment and should be prepared to hold the Securities indefinitely.

VARIANCE FROM FORECASTS AND FINANCIAL UNCERTAINTY. The financial projections set forth in this Memorandum have been prepared on the basis of certain assumptions that management believes are reasonable. There can be no assurances that the underlying assumptions accurately reflect the Company?s opportunities and potential for success. The risk exists that actual experience may differ materially from the projections or the assumptions on which they are based. No representation is made respecting the future accuracy or attainment of the projections.

KEY PERSONNEL. The Company?s future success depends to a significant degree upon the continued service of certain key personnel. The loss or interruption of the service of the Company?s senior management or their inability to perform their respective duties would have a materially negative effect on the activities and prospects of the Company. The Company?s future success also depends on its ability to attract, retain and motivate highly qualified management, sales, marketing, technical and staff support employees. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its existing employees or attract, retain and motivate highly qualified personnel in the future. If the Company is unable to hire the necessary personnel, its ability to market the Company?s products and/or services could be impaired. Such impairment could have a material adverse effect upon the Company?s business, financial condition and results of operations. The Company may use a variety of incentive plans to attract and retain key management personnel, including an equity incentive plan and bonus plans.

SALES FORCE PERSONNEL. With our built-in marketing strategy, we will have no reason for a sales force. We believe the entire company can be run with less than 50 to 75 people, no matter how large the company grows.

COMPETITION. The markets in which we offer our services may be highly competitive with respect to functionality of products and/or services, quality, price and innovation. Many of the Company?s potential competitors have substantially greater financial, research and development, marketing and other resources, than the Company. The Company?s competitors may be better able to withstand slow periods in the industry and be in a better position to compete for customers. The Company makes no assurances that competitors will not offer services with similar qualities but at a lower cost, which could render the Company?s products and/or services noncompetitive.

PARTNERING FOR TECHNOLOGICAL CAPABILITIES AND NEW PRODUCTS AND SERVICES. The Company?s ability to remain competitive will depend, in part, on its ability to continue to seek partners that can offer technological improvements and improve existing products and services offered to our customers. We are committed to attempting to keep pace with technological change, to stay abreast of technology changes, and to look for partners that will develop new products and services for our customer base. The Company cannot assure prospective investors that it will be successful in finding partners or be able to continue to incorporate new developments in technology, to improve existing products and services, or to develop successful new products and services, nor can the Company be certain that its newly-developed products and services will perform satisfactorily or be widely accepted in the marketplace or that the costs involved in these efforts will not be substantial.

TAX RISKS. Prospective investors are urged to consult their own tax advisor with respect to any federal, state, and local tax
consequences arising from an investment in this Offering.   The
Company provides no tax advice in connection with the Offering.

EXPECTATION OF FUTURE LOSSES AND LACK OF PROFITS; EARLY STAGE COMPANY. Management currently projects to incur operating losses through at least Q3 2021. The Company?s ability to generate revenues and profits will depend on the successful recruiting and development, commercialization, and marketing of its services.
Failure of any of these conditions could adversely affect the Company?s results of operations.

ANTICIPATED DISTRIBUTIONS. The Company has not made any distributions on its equity securities since its inception and does not intend to make any distributions in the foreseeable future. Other than tax distributions, if and/or when the Company is profitable, the Company intends to retain most of its earnings, if any, for use in its business operations.

LIMITED OPERATING HISTORY. The likelihood of the Company?s success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a new business, the expansion of that business, and the development of new products and services.

FUTURE CAPITAL NEEDS. The Company?s future capital requirements will depend on many factors, including cash flow from operations, successful recruiting of talented sales force, the terms of its vendor contracts, competing technological and market developments, and the Company?s ability to market its products and services successfully. The funds generated by this Offering will be insufficient to fund the Company?s activities and it will be necessary to raise additional funds through other equity financing or debt financings. In addition, venture capital investors (of the type that the Company may contact in the future) may receive senior securities with greater rights than holders of Common Stock of the Company. Any equity financings will result in substantial dilution to the Company?s then existing equity holders, and any financing, if available at all, may not be on terms favorable to the Company. If adequate funds are not available, there would be a material adverse effect on the Company?s ability to continue as a going concern.

CONTROLLING HOLDERS. Currently, senior management owns a majority of the Company?s equity securities and will continue to own a
majority after the Offering.   Accordingly, pursuant to the
Operating Agreement, they are entitled to elect a majority of the managers and may be expected to control the Company for the foreseeable future.

COMPANY VALUATION. The offering price of the Common Stock of the Company has been set by the Company and by the lead investor in the Common Stock of the Company and is substantially higher than the book value per ownership interest of the Common Stock of the Company.

MANAGEMENT OF GROWTH. Planned expansion may cause strain the Company?s limited resources. To manage its growth effectively, the Company must continue to improve and expand its existing resources and attract, train, and motivate qualified employees. As the Company grows, the Company?s management anticipates the Company?s need for additional funding will grow as well. As a result, at some points in time, the Company?s management may need to spend more time in managerial and financing related activities than in development, marketing and sales activities.

ACCURACY OF FINANCIAL DATA. Any financial information herein has not been prepared in accordance with GAAP standards and the financial information contained herein has not been audited by the Company?s independent accounting firm. See also ?Reminder
Regarding Forward Looking Statements? below.

AVAILABILITY OF INFORMATION. The Company will not be subject to the reporting requirements of the Securities Act of 1934, as amended
(the ?1934 Act?). Therefore, equity holders will not have access to information they would have access to if the investment were made in a publicly held company whose offering was issued under the 1934 Act, and the reporting regulations provided by the 1934 Act. The Company has very limited obligations under Texas law and its Operating Agreement to provide future information to equity holders.

LACK OF SALES AND MARKET RECOGNITION. The Company makes no assurances that it will achieve the sales or market recognition that it is currently assuming it will achieve.

USE OF FUNDS. After use of proceeds for legal and other financing expenses and assuming the Offering is fully subscribed, the Company expects to have approximately $12,000,000 remaining for its development activities. No assurance can be given that the Company will have or be able to obtain adequate funding to continue its current operations until such funding is obtained.

REMINDER REGARDING FORWARD LOOKING STATEMENTS

THIS MEMORANDUM (INCLUDING ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE) CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT AND THE SECURITIES EXCHANGE ACT OF 1934, EACH AS AMENDED. SUCH STATEMENTS ARE INDICATED BY WORDS OR PHRASES SUCH AS ?ANTICIPATE,? ?ESTIMATE,? ?PROJECT,? ?BELIEVE,? ?EXPECT? AND SIMILAR WORDS OR PHRASES. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. IF ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR IF UNDERLYING ASSUMPTIONS, ESTIMATES OR DATA PROVE INCORRECT, THEN ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED OR PROJECTED.








3.DILUTION
If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our capital share after this Offering.

$5,000,000
Raised
$10,000,000
Raised
$20,000,000
Raised
Price of Common Shares
$0.50
$0.50
$0.50
Common Shares Issued
10,000,000
20,000,000
40,000,000
Capital Raised
$5,000,000
$10,000,000
$20,000,000
Less: Offering Cost
($2,000,000)
($4,000,000)
($8,000,000)
Net Offering Proceeds
$3,000,000
$6,000,000
$12,000,000
Net Tangible Book
Value Pre-Offering
($1,800,000)
($1,800,000)
($1,800,000)
Net Tangible Book
Value Post Offering
$1,200,000
$4,200,000
$10,200,000

Common Shares Issued and
Outstanding Pre-Offering
360,000,0000
360,000,000
360,000,000

Common Shares Issued and
Outstanding Post
Offering
370,000,000
380,000,000
400,000,000

Net Tangible Book Value
per Share Pre-Offering
($0.005)
($0.005)
($0.005)

Net Tangible Book Value
per Share Post Offering
$.003
$0.011
$0.0255

Another important way of assessing dilution is the dilution that happens due to future actions by the company. The investor?s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an offering, another crowd funding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock
If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before.














4.USE OF PROCEEDS
We estimate that at a per share price of 0.50, net proceeds of the sale of 40,000,000 shares of common stock in this offering will be approximately $12,000,000. After Deduction of commission compensation, of up to 8,000,000.
The Net Proceeds of this offering will be used to fund: A Lime Packing house in Mexico for our agriculture division. Begin the application process for bank charters in Cook Islands, Us Virgin Islands, Mexico, and a California Bank charter in our banking division. Build and develop raw material supply chains for our manufacturing division. Develop and launch REITs Funds to target California Real Estate Market as well as emerging markets. Develop a Research Facility next to our packing house in Mexico to Build and Develop technology for electric vehicles.
The use of proceeds expressed above are distributed as follows:

AMOUNT
PERCENTAGE
Product Develop
$
10,000,000
83.33%
Officer Salaries
$ 100,000
..833%
Sales and Marketing
$ 900,000
7.5%
Working Capital
$ 1,000,000
8.33%
Total
$12,000,000
100%

Because the Offering is being made without a minimum offering amount, we may close the Offering without sufficient funds for all the intended proceeds set out above.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category or another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this Offering in short-term, interest-bearing securities.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

















5.DESCRIPTION OF BUSINESS
437 Capital Fund Corp (?The Company?) was formed and incorporated in the state of Delaware on April 20,2020.
The Company is Headquarter in San Diego CA, and its primary office is located at 2244 Main St Suite 13, Chula Vista CA 91911.
437 Capital Fund Overview
437 Capital Fund Corp. is holding company that targets five key industries, Agriculture, Banking, Manufacturing, Real Estate, and transportation. Headquarter in San Diego, California, 437 Capital Fund Corp. was created to offer new innovative solutions, methods, and techniques to stagnant industries, and garnish a significant industry market share.
Our Proprietary methods, and supply chains, provides the ability for rapid expansion into the five targeted industries, as well as the ability to vertical integrate, we can offer the best solutions to our clients enabling us to set a dominant footprint in the target sectors.
The products and services that the companies in the holding company, will target wholesale giants in the agriculture space, emerging markets in the Banking sector, product manufacturing companies in the manufacturing space, Business and Residential developments and formation of REITs in the Real Estate space, and other transportation companies looking for tech in the transportation space.
Our Goals:

The Company has developed corporate strategies to develop products and services:

Agriculture:

Establish a direct supply chain going from farms, packing houses, and distribution channels, we have developed a strategy to send Persian Limes, and avocados from Mexico to four regions, USA, Europe, Asia, and the Middle East.

Banking:

Develop a global full fledge financial holding and services bank, with the ability to target and acquire emerging markets, market share enabling us to become a economic power house in different economic regions.

Manufacturing:

We are establishing a supply chain, to produce and distribute silicon ingots to the USA from Mexico.

Real Estate:

We plan to create an manage a series of Real Estate Investment
Trust in different markets, in the USA, and emerging markets.

Transportation:

Develop and create technology for the EV era transportation.


6.DESCRIPTION OF PROPERTY
437 Capital Fund Corp does not own any real property. 7.MANAGEMENT DISCUSSION AND ANALYSIS
You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled ?Risk Factors?, ?Cautionary Statement regarding Forward-Looking Statements? and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

We are a development stage company and since inception, we have devoted most of our efforts to refining our business plan and developing our strategy and have no significant operations as of March 5,2021.




8.DIRECTORS, EXUCTIVE OFFICERS, AND SIGNIFICANT MEMBERS

Executive Officers and Directors

Daniel Testa, Chairman, President and Chief Executive Officer

Daniel Testa is an entrepreneur with 5 years? experience in management. In April 2020, Mr. Testa founded 437 Capital Fund Corp. and has served as Chairman, President and Chief Executive Officer since its founding. Mr. Testa sit in the board of directors of two north American companies that conduct import export operations across border lines.

9.COMPENSATION OF EXUCTIVE OFFICERS
Compensation for any future and current directors is zero until the company produces net earnings at the end of Q3 of 2021. No bord members receives compensation for board meetings, and compensation will be determine at the time of positive earnings, by the value of the stock, and net earnings.




























10.SECURITES BEGIN OFFERED


The Offering
Securities Offered

40,000,000 Shares of Common
Stock

Price Per Share

$0.50

Offering Amount

$20,000,000

Shares of Common Stock
Outstanding Before Offering

360,000,000

Shares of Common Stock
Outstanding After Offering

400,000,000

Proposed U.S Quoting

We intent to get quoted in the
OTCBB, having a Market Maker
File Form 211 with FINRA, In
order to have a market place
for our securities, were we
are required to file Annual,
and Quarterly Reports

Use of Proceeds

The use of proceeds from the
offering, will be used to fund
expansion and growth across
the sectors that we have
targeted.

Management Control

Our Founder Daniel Testa, owns
80 percent of our company
stock and his majority stake
might continue even after this
offering.

Risk Factors

Investing in our shares
involves high degree of risk,
as an investor you should be
able to bear a complete lost
of investment.

















11.  INTERM FINANCIAL STATEMENTS
437 Capital Fund Corp.
Interim Balance Sheet

December 2020
Assets
Current
$    0.00
Cash
$    0.00
Trade and other Receivables
$    0.00
Prepaid Expenses
$    0.00
Loans
$    0.00
Current Assets
Long Term
$    0.00
Equipment
$    0.00
Intangible assets
$    0.00
Total Assets
$    0.00
LiabilitiesCurrent
$    0.00
Other Current Liabilities
$    0.00
Total Current Liabilities
$    0.00















12. SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Diego, State of California , on March 5, 2021.

Signature
Title
Date
Daniel Testa
Chief Executive Officer
March 5, 2021
1